UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(A) of the
Securities Exchange Act of 1934

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TRI-VALLEY CORPORATION

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 15, 2012
____________________________

To the Stockholders of Tri-Valley Corporation:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Tri-Valley Corporation (“Tri-Valley,” the “Company,” “we,” “us,” or “our,”) on June 15, 2012 at 9:30 a.m., Pacific Time. The Annual Meeting will be held at The Four Points Sheraton, 5101 California Avenue, Bakersfield, California 93309, for the following purposes, as more fully described in the accompanying proxy statement:

1.       To elect four individuals to serve as members of our Board of Directors until the next annual meeting of stockholders;

2.       To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to, at any time prior to the 2013 annual meeting of stockholders: (i) effect a reverse stock split of the outstanding shares of our Common Stock within a range of 1-for-10 and 1-for-20, with the final ratio being determined in the discretion of our Board of Directors; and (ii) reduce the number of authorized shares of our Common Stock from 100,000,000 to the number of shares which is equal to up to three times the number of shares of our Common Stock outstanding immediately following the reverse stock split; and (iii) proportionately reduce the number of authorized shares of our Preferred Stock by the same percentage by which the number of authorized shares of Common Stock is reduced; and

3.       To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote in favor of the foregoing items of business, which are more fully described in the proxy statement accompanying this notice.

Only our stockholders of record at the close of business on April 30, 2012, are entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, there are three ways to vote your shares by proxy: call the toll-free number listed on the accompanying proxy card; visit the Internet site address listed on the accompanying proxy card; or complete, sign and date the proxy card and return it in the envelope provided. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of Directors

/s/ Paul W. Bateman

Paul W. Bateman
Chairman of the Board of Directors

Bakersfield, California
_______ __, 2012

_______________________________

PROXY STATEMENT
________________________________

INFORMATION CONCERNING SOLICITATION AND VOTING
General

The enclosed proxy is solicited on behalf of our Board of Directors for use at the 2012 Annual Meeting of Stockholders, which we refer to as the “Annual Meeting,” to be held on June 15, 2012 at 9:30 a.m., Pacific time, at The Four Points Sheraton, 5101 California Avenue, Bakersfield, California 93309, at which time stockholders of record of the Company’s common stock (“Common Stock”) as of the close of business on April 30, 2012 (“Record Date”) will be entitled to vote. On the Record Date, we had ___________ shares of Common Stock outstanding.

We intend to mail this proxy statement, the accompanying proxy card and the annual report on form 10-K for the fiscal year ending December 31, 2011, on or about May __, 2012, to all stockholders entitled to vote at the Annual Meeting. These materials and directions to attend the Annual Meeting, where you may vote in person, are available on the internet at www.proxyvote.com. Our principal executive offices are located at 4927 Calloway Dr., Bakersfield, California 93312.

Annual Meeting Admission

 You are entitled to attend the Annual Meeting only if you were a holder of our Common Stock as of the close of business on the Record Date, or otherwise hold a valid proxy for the Annual Meeting. Admission to the Annual Meeting will be on a first-come, first-served basis. You should be prepared to present a form of government-issued photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in “street name”), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to that date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, a letter from your nominee, or similar evidence of ownership.

 If you do not provide proper photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Voting

The shares of Common Stock constitute our only outstanding class of voting securities. Each stockholder of record is entitled to one vote for each share of Common Stock held as of the Record Date, on each matter to be voted on at the Annual Meeting.

Quorum

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present.  If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of Common Stock as of the Record Date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Abstentions

When an eligible voter attends the meeting but decides not to vote, his or her decision not to vote is called an “abstention.” Properly executed proxy cards that are marked “abstain” or “withhold authority” on any proposal will be treated as abstentions for that proposal. We will treat abstentions as follows:

●
abstention shares will be treated as not voting for purposes of determining the outcome on any proposal for which the minimum vote required for approval of the proposal is a plurality (or a majority or some other percentage) of the votes actually cast, and thus will have no effect on the outcome; and

●
abstention shares will have the same effect as votes against a proposal if the minimum vote required for approval of the proposal is a majority (or some other percentage) of (i) the shares present and entitled to vote, or (ii) all shares outstanding and entitled to vote.

Broker Non-Votes

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker does not receive voting instructions from the beneficial owner, and (ii) the broker lacks discretionary authority to vote the shares. We will treat broker non-votes as follows:

●
broker non-votes will not be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote (even though the same shares may be considered present for quorum purposes and may be entitled to vote on other matters). Thus, a broker non-vote will not affect the outcome of the voting on a proposal the passage of which requires the affirmative vote of a plurality (or a majority or some other percentage) of (i) the votes cast or (ii) the voting power present and entitled to vote on that proposal; and

●
broker non-votes will have the same effect as a vote against a proposal the passage of which requires an affirmative vote of the holders of a majority (or some other percentage) of the outstanding shares entitled to vote on such proposal.

The inspector of elections appointed for the Annual Meeting will determine whether a quorum is present, and will tabulate affirmative and negative votes, abstentions and broker non-votes.

Vote Required

Proposal One: Directors are elected by the affirmative vote of a plurality of votes cast at the Annual Meeting.  Plurality means that the individuals who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting. Therefore, broker non-votes and abstentions or votes that are withheld will have no effect on the election of directors.

Proposal Two:  The proposal to approve an amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split and authorized share reduction requires the affirmative vote of a majority of the outstanding shares entitled to vote at the Annual Meeting.  Therefore, abstentions will be counted as votes against this proposal.  Because this proposal is a discretionary matter, broker non-votes will not result for this proposal.

 Shares of Common Stock represented by a properly executed proxy received in time for the Annual Meeting will be voted as specified therein, unless the proxy previously has been revoked. Unless otherwise specified in the proxy, the persons named therein will vote “for” each of the proposals set forth in this proxy statement. As to any other business properly submitted to stockholders at the Annual Meeting, the persons named in the proxy will vote as recommended by our Board of Directors or, if no recommendation is given, in their discretion.

How to Vote

As explained in the detailed instructions on the accompanying proxy card, there are four ways you may vote.  You may:

1.	Sign, date and return the enclosed proxy card in the enclosed postage-paid envelope;

2.	Vote via the Internet by following the voting instructions on the proxy card or the voting instructions provided by your broker, bank or other holder of record;

3.	Vote by telephone by following the voting instructions on the proxy card or the instructions provided by your broker, bank or other holder of record; or

4.
Vote in person by attending the Annual Meeting.  Written ballots will be distributed to stockholders who wish to vote in person at the Annual Meeting.  If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting.

 Whether or not you are able to attend the Annual Meeting, you are urged to complete the enclosed proxy and return it in the enclosed self-addressed, prepaid envelope.  All valid proxies received prior to the Annual Meeting will be voted.  If you specify a choice with respect to any item by marking the appropriate box on the proxy, your shares will be voted in accordance with that specification.  IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED (I) FOR OUR FOUR NOMINEES FOR DIRECTOR; (II) FOR APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND REDUCTION IN AUTHORIZED SHARES; AND (III) IN THE PROXY HOLDERS' DISCRETION AS TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Revoking a Proxy

Any stockholder of record may revoke or change his, her or its proxy instructions at any time prior to the vote at the Annual Meeting by:

●	submitting a properly executed, subsequently dated proxy card that will revoke all prior proxy cards;
●	instructing us by telephone or via the Internet as to how you would like your shares voted (instructions are on the proxy card);
●	attending the Annual Meeting and withdrawing his, her or its proxy by voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy); or
●	delivering written notice of revocation to the Corporate Secretary of Tri-Valley Corporation.

 Cost and Method of Solicitation

We have retained The Proxy Advisory Group, LLC to conduct the solicitation of proxies, for which The Proxy Advisory Group is to receive a fee not to exceed $9,000.  Proxies may be solicited by mail, courier services, Internet, advertising, telephone or telecopier or in person.  It is anticipated that The Proxy Advisory Group will employ up to five persons to solicit proxies from our stockholders for the Annual Meeting.

 Proxies may also be solicited by us.  No additional compensation will be paid to directors, officers or other regular employees for such services.  We will bear the entire cost of proxy solicitation, including costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional material furnished to stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others, to forward to such beneficial owners. We may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, electronic mail or personal solicitation by our directors, officers or other regular employees.

Stockholders Sharing the Same Last Name and Address

In accordance with notices we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you or you would like to opt out of this practice for future mailings, please submit your request to Corporate Secretary, Tri-Valley Corporation, 4927 Calloway Dr., Bakersfield, California 93312.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us regarding the ownership of our Common Stock as of April 5, 2012, by: (i) each stockholder known to us to be a beneficial owner of more than 5% of our voting capital stock; (ii) each director; (iii) each named executive officer; and (iv) all current directors and officers as a group.

Name (1)	Address	Number of Shares Beneficially Owned (2)	Percentage of Outstanding Shares (3)
5% Beneficial Owners
G. Thomas Gamble (4)		4,421,667	6.23%
Directors and Named Executive Officers
Paul W. Bateman (5)		284,312	*
Edward M. Gabriel (6)		238,534	*
Henry Lowenstein, Ph.D. (7)		221,734	*
Loren J. Miller		358,770	*
Maston N. Cunningham (8)		250,000	*
Michael P. Stark (9)		99,000	*
Gregory L. Billinger		-	*
Joseph R. Kandle (10)		435,000	*
James C. Kromer (11)		115,000	*
All directors and officers as a group (7 persons)		1,452,350	2.07%
____________
*	Represents beneficial ownership of less than 1%

(1)	Unless otherwise indicated, the business address of each holder is: c/o Tri-Valley Corporation, 4927 Calloway Dr., Bakersfield, California 93312.
(2)
The number of shares of Common Stock beneficially owned includes any shares issuable pursuant to stock options and/or warrants that are currently exercisable or may be exercised within 60 days after April 5, 2012. Shares issuable pursuant to such options and/or warrants are deemed outstanding for computing the ownership percentage of the person holding such options and/or warrants but are not deemed to be outstanding for computing the ownership percentage of any other person.

(3)	Applicable percentages are based on 68,013,521 shares outstanding on April 5, 2012, plus the number of shares such stockholder can acquire within 60 days after April 5, 2012.
(4)
In addition to beneficially owning an aggregate of 1,421,667 shares of Common Stock, Mr. Gamble also owns, through a related trust of which he is the trustee, an immediately exercisable warrant to purchase 3,000,000 shares of Common Stock.  Mr. Gamble also owns 355,000 shares, or 81%, of the 438,500 shares of Series A Preferred Stock issued and outstanding, which is a non-voting security. In conjunction with a $1.5 million loan made to Tri-Valley Corporation on April 3, 2012, we agreed to issue Mr. Gamble’s trust an additional warrant to purchase 1,365,000 shares of Common Stock, at an exercise price per share equal to the closing price of our Common Stock on the last trading day prior to issuance, plus $0.01, subject to approval of the application to NYSE Amex for the listing of the shares of Common Stock underlying the additional warrant.  Once the additional warrant is issued, Mr. Gamble will be deemed to beneficially own an aggregate of 5,786,667 shares of our Common Stock, or 8.0% of the outstanding shares of Common Stock, calculated on a beneficial ownership basis.

(5)	Includes 100,000 shares of Common Stock subject to options exercisable within 60 days after April 5, 2012.
(6)	Includes 100,000 shares of Common Stock subject to options exercisable within 60 days after April 5, 2012.
(7)	Includes 100,000 shares of Common Stock subject to options exercisable within 60 days after April 5, 2012.
(8)	Includes 200,000 shares of Common Stock subject to options exercisable within 60 days after April 5, 2012.
(9)	Includes 75,000 shares of Common Stock subject to options exercisable within 60 days after April 5, 2012.
(10)	Includes 435,000 shares of Common Stock subject to a warrant that is exercisable immediately. Mr. Kandle retired from the Company effective April 1, 2011.
(11)	Includes 75,000 shares of Common Stock subject to a warrant that is exercisable immediately. Mr. Kromer retired from the Company effective July 15, 2011.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of four directors. Each director is elected to serve until the expiration of his term, or until his successor is duly elected and qualified.  Therefore, the nominees for election at the Annual Meeting will serve, if elected, until the annual meeting of stockholders to be held in 2013.

The nominees for election as directors at the Annual Meeting are Paul W. Bateman, Edward M. Gabriel, Henry Lowenstein, Ph.D., and Loren J. Miller.

Each of the nominees has indicated a willingness to continue to serve on our Board of Directors if elected. However, in the event any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for an additional nominee who shall be designated by the current Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders intend to vote all proxies received by them in favor of the nominees listed above.

Vote Required for Approval and Recommendation of the Board of Directors

The four candidates receiving the highest number of affirmative votes of shares entitled to vote at the Annual Meeting will be elected as directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE.

Information With Respect to Nominees

		Year First Became
		Director or
Name of Director	Age	Executive Officer	Position With The Company
Paul W. Bateman (1)(2)	55	2007	Director (Chairman)
Edward M. Gabriel (3)	62	2007	Director
Henry Lowenstein, Ph.D. (2)(3)	58	2005	Director
Loren J. Miller, CPA (1)	66	1992	Director
___________
(1)  Member of Audit Committee
(2)  Member of Compensation Committee
(3)  Member of Nominating and Corporate Governance Committee

Set forth below are descriptions of the backgrounds of each nominee and their principal occupations for at least the past five years and their public-company directorships, if any, as of the Record Date as well as those held during the past five years. With respect to each nominee, we have also provided in their biographical information below the experience and qualifications that led to the conclusion that they should serve as a director in light of our business and structure.

 Paul W. Bateman is President of the Klein & Saks Group, a Washington, D.C.-based firm that advises clients principally in the mining and metals industries on government relations matters, and provides association management services.  A graduate of Whittier College, he began his career in the late 1970s, as an aide to then former President Richard M. Nixon. In 1981, he joined the White House Staff under President Ronald R. Reagan and, subsequently, served in that Administration in senior positions at the Departments of Commerce and Treasury. From 1989 to 1993, he served on President George H. W. Bush's White House Staff as Deputy Assistant to the President for Management. Since 2005, Mr. Bateman has been the Chairman and Chief Executive of the International Cyanide Management Institute, which administers a voluntary industry program aimed at improving the management of cyanide used in gold mining. He is a member of the Economic Club of New York, the nation's leading nonpartisan speaking forum, and was its President from 2004 to 2007. He presently serves on the Board of Directors of Green Seal, a non-profit, third-party certifier and standards development body for eco-labeling in the United States.  Mr. Bateman is an independent member of our Board of Directors.

 As reflected in the biographical information summarized above, Mr. Bateman has extensive business, managerial, executive and leadership experience.  Mr. Bateman has a valuable understanding of our business, including our minerals business.  For these reasons, we believe that Mr. Bateman has the requisite set of skills and experience to continue to serve as a valuable member of our Board of Directors and the committees on which he serves.

Edward M. Gabriel is the former U.S. Ambassador to the Kingdom of Morocco, and, since 2002, President and Chief Executive Officer of a Washington, D.C.-based strategic business counseling company, The Gabriel Company, LLC.  Ambassador Gabriel brings a diverse background in a variety of petroleum and other energy sources. Ambassador Gabriel’s experience is both domestic and international, with extensive relationships with the U.S. and Middle Eastern governments, and investment capital companies interested in energy projects. He is a member of the advisory board of Guggenheim Partners, a private wealth management firm. His career includes senior management positions with firms such as CONCORD, and the Madison Public Affairs Group, where he advised Fortune 100 Companies on multi-national matters in technology, energy, banking, environmental, and tax policy. Ambassador Gabriel served the Federal Energy Administration, U.S. Department of Energy, as Senior Economic Analyst. He serves as Vice Chairman of the American Task Force for Lebanon and is a Visiting Fellow at the Center for Strategic and International Studies. He is also on the Board of Directors of the American School of Tangier and the Casablanca American School. He is a Bachelor of Sciences graduate of Gannon University, where he was also awarded an honorary Doctorate of Laws.  Ambassador Gabriel is an independent member of our Board of Directors.

 As reflected in the biographical information summarized above, Ambassador Gabriel brings a diverse background in a variety of petroleum and other energy sources, and has extensive business and management experience generally.  For these reasons, we believe that Ambassador Gabriel has the requisite set of skills and experience to continue to serve as a valuable member of our Board of Directors and the committee on which he serves.

Henry Lowenstein, Ph.D. has been Professor of Management at the E. Craig Wall Sr. College of Business Administration, Coastal Carolina University, Conway, South Carolina, since 2007, and from 2007 to 2009 was Dean of the College. Prior to joining the Coastal Carolina University, he was Dean of Business and Public Administration at California State University, Bakersfield, from 2000 to 2007. Dr. Lowenstein has a broad background in management within business, academic, government, and public service organizations. He has served as an experienced reviewer, consultant, and on a number of committees for AACSB International, the top accreditation agency for business schools worldwide. Previous academic positions include universities in Illinois, Virginia, and West Virginia.  Locally, he is Chairman of the Board of the Ocean View Memorial Foundation of Myrtle Beach, South Carolina and provides economic & policy research for the Executive Committee of the Myrtle Beach Regional Economic Development Corp. Dr. Lowenstein has published in the fields of human resource management, public policy, and transportation. During his business career, he was a corporate officer for Kemper Group-Insurance and Financial Services, Dominion Bankshares Corporation, and Americana Furniture, Inc. He previously served as a management analyst for the Executive Office of the President of the United States, Office of Management and Budget, during the Gerald R. Ford Administration. Dr. Lowenstein received his Ph.D. in Labor and Industrial Relations from the University of Illinois; an M.B.A. from George Washington University; and a Bachelor of Science in Business Administration from Virginia Commonwealth University. Dr. Lowenstein is an independent member of our Board of Directors.  He is chairman of both the Compensation Committee and the Nominating and Corporate Governance Committee.

 As reflected in the biographical information summarized above, Dr. Lowenstein has an extensive background in management within business, academic, government, and public service organizations, making him well-suited to serve as a valuable member of our Board of Directors and its committees on which he serves.

Loren J. Miller, CPA, served as Treasurer of the Jankovich Company from 2001 until his retirement in 2008.  Prior to Treasurer, he served in other positions at Jankovich from 1994 to 2001.  He served successively as Vice President & Chief Financial Officer of Hershey Oil Corporation from 1987 to 1990 and Mock Resources from 1991 to 1992.  He was Senior Financial Vice President & General Manager of Tosco Production Finance Corporation from 1975 to 1986 and was a Senior Auditor for the accounting firm of Touche Ross & Company from 1968 to 1973.  Mr. Miller is a member of Financial Executive International, the nation’s leading senior financial executive organization and is a Past President of the Los Angeles Chapter.  He is experienced in exploration, production, product trading, refining, and distribution, as well as, corporate finance.  He holds a Bachelor of Science in Accounting and an M.B.A. in Finance from the University of Southern California.  Mr. Miller is an independent member of our Board of Directors.

 As reflected in the biographical information summarized above, Mr. Miller has extensive accounting and financial management experience generally and in the oil and gas business particularly, having served in various senior finance positions, including as Chief Financial Officer for Hershey Oil Corporation.  For these reasons, we believe that Mr. Miller has the requisite set of skills and experience to continue to serve as a valuable member of our Board of Directors and its committee on which he serves.

Board of Directors Leadership Structure

 We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for setting our strategic direction, providing leadership, and driving the performance of our business, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer, sets the agenda for meetings of the Board of Directors, and presides over meetings of the Board of Directors.  We believe that the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors provides a stronger corporate governance structure and promotes more effective oversight of the Chief Executive Officer by the Board of Directors.

Board of Directors Involvement in Risk Oversight

 Our Board of Directors oversees our risk management practices and strategies, taking an enterprise-wide approach to risk management that seeks to complement our organizational and strategic objectives, long-term performance and the overall enhancement of stockholder value. Our Board of Directors’ approach to risk management includes developing a detailed understanding of the risks we face, analyzing them with the latest information available, and determining the steps that should be taken to manage those risks, with a view toward the appropriate level of risk for a company of our size and financial condition.

 While our Board of Directors has the ultimate responsibility for the risk management process, senior management and various committees of our Board of Directors also have responsibility for certain areas of risk management.

 Our senior management team is responsible for day-to-day risk management and regularly reports on risks to our full Board of Directors or a relevant committee. Our legal, finance and regulatory areas serve as the primary monitoring and evaluation function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

 The Audit Committee focuses on financial and regulatory compliance risk, working closely, for example, with management and our independent registered public accounting firm.  In addition, the Compensation Committee assesses risks related to our compensation programs. In setting performance metrics, our Compensation Committee creates incentives for our senior executives that encourage an appropriate level of risk-taking that is commensurate with our short-term and long-term strategies.

Director Independence

Our Common Stock is listed on the NYSE Amex, LLC and, therefore, we are subject to the listing requirements of that market. Our Board of Directors has determined that all of the members of our Board of Directors are “independent” as defined in Section 803(A) of the NYSE Amex Company Guide.

Meetings of the Board of Directors

Our Board of Directors met 17 times during the year ended December 31, 2011. Each nominated director attended 100% of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which they served.

Committees of the Board of Directors

The Board of Directors has the following standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.  Each such committee operates under a written charter adopted by the Board of Directors. Copies of the charters of all standing committees are available on the “Investor Center” page on our website located at www.tri-valleycorp.com .

Audit Committee

The Audit Committee consists of Loren J. Miller (Chairman) and Paul W. Bateman.  Our Board of Directors has determined that Loren J. Miller is an “audit committee financial expert” as defined by the rules of the SEC.  Messrs. Miller and Bateman also satisfy the current independence and financial experience standards established by the NYSE Amex and SEC rules.

Under its written charter, our Audit Committee, among other things:

●	determines the engagement of and approves fees paid to our independent registered public accounting firm;
●	monitors the qualifications, independence activities and performance of our independent registered public accounting firm;
●	approves the retention of our independent registered public accounting firm to perform any proposed and permissible non-audit services;
●	reviews with management and our independent registered public accounting firm our financial statements and critical accounting estimates;
●
discusses with management and our independent registered public accounting firm the results of the annual audit; oversees the performance of our internal controls and the adequacy of our disclosure controls and procedures;

●	prepares the report of the audit committee required by SEC rules to be included in our annual proxy statement; and
●
pre-approves, approves or ratifies, as the case may be, transactions entered into with “related persons” (as defined under Regulation S-K Item 404(a)) when any such transaction (or series of related transactions) involves an amount exceeding $120,000.

Our Audit Committee also reviews and reassesses, at least annually, the adequacy of its charter.  The Audit Committee met seven (7) times during the year ended December 31, 2011.

Compensation Committee

The Compensation Committee consists of Dr. Lowenstein (Chairman) and Mr. Bateman, both of whom are non-employee, outside directors and satisfy the current independence standards established by the NYSE Amex and SEC rules.

Under its written charter, our Compensation Committee, among other things:

●
reviews and recommends annually the corporate goals and objectives applicable to the compensation of our principal executive officer, evaluates his or her performance in light of those goals and objectives, and determines and recommends his or her compensation level based on this evaluation, subject to review and ratification by the full Board of Directors;

●	makes recommendations to the Board of Directors regarding the compensation of all other executive officers;
●	reviews, and makes recommendations to the Board of Directors regarding, incentive compensation plans and equity-based plans, as applicable;
●	administers our incentive compensation plans and equity-based plans, as applicable;
●
produces an annual report on executive compensation stating whether the committee reviewed the Compensation Discussion and Analysis, if required, prepared by management and discussed the Compensation Discussion and Analysis with management, and whether, based on such review and discussions, the committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in the Company’s annual proxy statement and/or annual report on Form 10-K filed with the SEC, as well as any other disclosure required in accordance with applicable laws, rules, regulations and listing standards;

●	reviews our incentive compensation arrangements to determine whether they encourage excessive risk-taking; and
●	makes recommendations to the Board of Directors regarding director compensation.
 Our Compensation Committee also reviews and reassesses, at least annually, the adequacy of its charter.  The Compensation Committee met sixteen (16) times during the year ended December 31, 2011.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is a standing committee of, and operates under a written charter adopted by, our Board of Directors. The Nominating and Corporate Governance Committee consists of Dr. Lowenstein (Chairman) and Ambassador Gabriel.  All members of the Nominating and Corporate Governance Committee are non-employee directors and satisfy the current independence standards established by the NYSE Amex and SEC rules.

Under its written charter, the Nominating and Corporate Governance Committee, among other things:

●	reviews the size and composition of our Board of Directors;
●	identifies and recommends to our Board of Directors individuals qualified to become board members and committee members consistent with criteria approved by our Board of Directors;
●	receive communications from stockholders directed to our Board of Directors, including stockholder proposals regarding director nominees;
●	recommends corporate governance principles; and
●	provides oversight in the evaluation of each member of our Board of Directors and each committee.

Our Nominating and Corporate Governance Committee also reviews and reassesses, at least annually, the adequacy of its charter.  The Nominating and Corporate Governance Committee met twice during the year ended December 31, 2011.

Other Committees

 Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Evaluation of Director Nominees

We have not established specific, minimum qualifications for nominees or specific qualities or skills for our directors to possess. We have used a subjective process for identifying nominees for director based on the judgment of our Board of Directors of our current needs. We have never received any nominations from stockholders for new members of the Board of Directors, but the Board of Directors would be willing to consider outside nominations if any are received in the future, as explained further below under the caption, “Stockholder Nominations of Directors.”

In selecting the 2012 nominees for director, the Nominating and Corporate Governance Committee sought candidates who possess the highest personal and professional ethics, integrity and values, and are committed to representing the long-term interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, the committee reviewed candidates for director in the context of the current composition of the Board of Directors and the evolving needs of our businesses. All of our directors meet the standards of independence promulgated by the NYSE Amex and the SEC. As required by the Nominating and Corporate Governance Committee charter, the committee selects individuals as nominees for their character, judgment, ethics, integrity, business experience, and acumen, and the committee also seeks to ensure that the Board of Directors reflects a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Board of Directors seeks to maintain a diverse membership, but it does not have a separate policy on diversity. The Board of Directors also requires that its members be able to dedicate the time and resources necessary to ensure the diligent performance of their duties on the Company’s behalf, including attending Board of Directors and applicable committee meetings.

The following are some of the key qualifications and skills the committee considered in evaluating the director nominees. The individual biographies beginning on page 8 provide additional information about each nominee’s specific experiences, qualifications and skills.

Significant management experience.   We believe that directors with experience in management, including management of private, public, or non-profit corporations provide us with valuable insights. These individuals have a demonstrated record of leadership qualities and a practical understanding of organizations, processes, strategy, risk management, and the methods to drive change and growth. Through their service as top leaders at other organizations, they also have access to important sources of market intelligence, analysis, and relationships that benefit us.

Financial reporting experience.   We believe that an understanding of finance and financial reporting processes is important for our directors. We measure our operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to our success. We seek to have a number of directors who qualify as audit committee financial experts, and we expect all of our directors to be financially knowledgeable.

Industry experience.   We seek to have directors with experience as executives, directors, or other leadership positions in the energy industry. These directors have valuable perspective on energy industry business cycles and other issues specific to our business.

Government experience.   We seek directors with governmental experience because the energy industry is heavily regulated and is directly affected by actions and decisions of federal, state, local, and other governmental agencies. We recognize the importance of working constructively with governments, and directors with government experience offer valuable insight in this regard.

Environmental experience.   The perspective of directors who have experience within the environmental regulatory field is valued as we implement policies and conduct operations in order to ensure that our actions today will not only provide the energy needed to drive economic growth and social well-being, but also secure a stable and healthy environment for tomorrow.

Stockholder Nominations of Directors

The Nominating and Corporate Governance Committee will consider stockholder recommendations for directors sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Tri-Valley Corporation, 4927 Calloway Dr., Bakersfield, California 93312.  Stockholder nominations for directors must comply with the requirements set forth in our Amended and Restated Bylaws.  Compliance with these requirements will entitle the proposing stockholder only to present such nominations at the annual meeting, not to have the nominations included in our proxy statement or proxy card.  See “Stockholder Proposals Other than Director Nominations” on page 30 of this proxy statement for a summary of the requirements that must be satisfied for any stockholder proposals other than nominations of directors.

To be in proper form, a stockholder’s notice of nominations must set forth, among other information:

●	the name, age, business address and residence address of each nominee proposed;
●	the principal occupation or employment of each such nominee;
●	the number of shares of capital stock of the Company which are owned of record and beneficially by each such nominee (if any);
●
such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act;

●	the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected; and
●
certain information regarding the stockholder proposing the nominees and the beneficial owner, if any, on whose behalf the nomination is being made, as further described in Article II, Section 7(b) of our Amended and Restated Bylaws.

We may also require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of Tri-Valley Corporation or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such nominee.

In accordance with our Amended and Restated Bylaws, the notice containing the nomination must be received by us not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, stockholder notices of any director nominations intended to be considered at the 2013 annual meeting will be deemed timely under our Amended and Restated Bylaws only if received at our executive offices no earlier than February 16, 2013 and no later than March 17, 2013.  However, in the event that the date of the 2013 annual meeting is more than 30 days before or more than 70 days after June 15, 2013, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2013 annual meeting and not later than the close of business on the later of the 90th day prior to the 2013 annual meeting or, if the first public disclosure of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the 2013 annual meeting is first made by us.

Only such persons who are nominated in accordance with the procedures set forth in our Amended and Restated Bylaws shall be eligible to be elected at an annual meeting of stockholders to serve as directors.  Except as otherwise provided by law, the chairman of the annual meeting shall have the power and duty (a) to determine whether a nomination proposed to be brought before the meeting was made in accordance with the requisite procedures set forth in our Amended and Restated Bylaws, and (b) if any proposed nomination was not made in compliance with our Amended and Restated Bylaws, to declare that such nomination shall be disregarded as improper.

The full text of the provisions of our Amended and Restated Bylaws referred to above may be obtained by contacting our Corporate Secretary at Tri-Valley Corporation, 4927 Calloway Dr., Bakersfield, California 93312, on our Internet website at www.tri-valleycorp.com , or on our EDGAR page accessible through the SEC’s web site at www.sec.gov .

Communications with the Board of Directors

Stockholders can send communications to the Board of Directors, or an individual director, by sending a written communication to our Corporate Secretary at Tri-Valley Corporation, 4927 Calloway Dr., Bakersfield, California 93312. All communications sent to this address are sent to the specific directors identified in the communication or if no directors are identified, the communication is delivered to the Chairman of the Nominating and Corporate Governance Committee. We do not have a formal policy with respect to director attendance at annual meetings of our stockholders.  All of our directors attended our annual meeting in 2011.

Executive Officers

Our executive officers are as follows:

Maston N. Cunningham, 59, was elected by the Board of Directors as President and Chief Executive Officer in March 2010.  He had been Tri-Valley’s President and Chief Operating Officer since May 2009 and joined the company in January 2009 as Vice President of Corporate Development.  Mr. Cunningham is also the Chief Executive Officer and a director of Tri-Valley Oil & Gas Co., our wholly-owned subsidiary, and the Chief Executive Officer and a director of Select Resources Corporation, Inc., another wholly owned subsidiary.  Prior to joining Tri-Valley, Mr. Cunningham had a 22-year international career with Occidental Petroleum Corporation (Oxy) that included over 15 years in Pakistan, Peru, and Ecuador.  In 1996, he was appointed President & General Manager of Oxy’s Ecuadorian subsidiary where he led a successful oil exploration and development program and restructuring of the business unit that included renegotiation of its Oriente Basin Block 15 contract to increase oil reserves, production, and profitability.  He was co-founder and first president of ASOPEC, an Ecuadorian petroleum industry association that spearheaded the industry’s efforts to secure government approval for construction of a private $1.1 billion heavy oil pipeline and marine terminal to facilitate additional heavy oil development in the Oriente Basin.  Mr. Cunningham was also responsible for obtaining ISO 14001 certification in 1997 for Block 15’s Environmental Management System which, at the time, was the first Oxy operation worldwide to obtain this certification, the first enterprise in Ecuador to be certified, and only the third oil and gas operation certified in South America.  Mr. Cunningham is a past president of the Association of American Chambers of Commerce in Latin America (AACCLA), a leading regional trade advocacy organization affiliated with the U.S. Chamber of Commerce in Washington, D.C.  He currently serves as treasurer on the Board of Trustees of the Pan American Development Foundation (PADF), an affiliate of the Organization of American States (OAS) in Washington, D.C., which implements over $50 million of projects annually to assist disadvantaged people in the hemisphere through public and private grants.  Mr. Cunningham is a graduate of Trinity University and received an M.B.A. from the University of Texas at Austin.  He is also a Certified Public Accountant and fluent in Spanish.

Gregory L. Billinger, 59, was appointed Interim Chief Financial Officer in August 2011.  Mr. Billinger is also the Interim Chief Financial Officer and director of Select Resources Corporation, Inc. and Tri-Valley Oil & Gas Co., our wholly owned subsidiaries. Mr. Billinger is a CPA with over 30 years of corporate financial and accounting experience in the oil and gas industry.  He most recently served as the Vice President of Finance and Administration for the U.S. operations of Ivanhoe Energy, Inc., an independent international heavy oil development and production company, a position he held from 2006 to May 2011.  Mr. Billinger successfully led Ivanhoe’s transition from Canadian generally accepted accounting principles to International Financial Reporting Standards in 2011. Prior to that, from 2000 to 2005, he was the Corporate Controller for Ivanhoe where he was responsible for compliance with the Securities and Exchange Commission’s periodic financial reporting requirements as well as Ivanhoe’s annual budgets, strategic plans and development and implementation of accounting policies.  Before joining Ivanhoe, Mr. Billinger spent 19 years in the international operations of Occidental Oil and Gas Corporation, a wholly owned subsidiary of Occidental Petroleum Corporation, a leader in oil and natural gas exploration and production, where he held various finance and accounting positions including at Oxy’s major oil development and production projects in Colombia, Ecuador and the United Kingdom.

Michael P. Stark, 62, joined us as our Vice President of Exploration in June 2010.  Mr. Stark has over 39 years of experience with leading oil and gas producers in increasingly responsible positions.  He was most recently Vice President of Exploration and Land for Ivanhoe Energy (USA) Inc., where he worked for 12 years.  In his position at Ivanhoe, he developed a successful California exploration program that resulted in four discoveries over a three-year period.  He was also responsible for the geotechnical evaluation of Ivanhoe’s Block 20 in Ecuador, acquired in 2008.  Prior to Ivanhoe, Mr. Stark spent 20 years at Occidental Oil and Gas Corporation (Oxy), where he served in a variety of positions in the U.S. and abroad, including the United Kingdom and Pakistan.  As Oxy’s Regional Exploration Manager for Europe, the Middle East, and the Commonwealth of Independent States, he directed an exploration team that acquired several exploration contracts and made several discoveries in the U.K.-North Sea, Russia, Oman, and The Netherlands.  After leaving Oxy in 1998, Mr. Stark co-founded Diatom Petroleum, a startup exploration company, which was acquired by Ivanhoe Energy in 2000.  He began his career as a geologist with Texaco.  Mr. Stark has a Bachelor of Science in Geology from the University of California, Los Angeles, and a Master of Science in Geology from Iowa State University.

Code of Ethics

We have adopted a written code of ethics that applies to all of our directors, officers and employees in accordance with the rules of the NYSE Amex and the SEC.  A copy of the code of ethics is available on our website at www.tri-valleycorp.com , and a copy may also be obtained by any person, without charge, upon written request delivered to our Corporate Secretary at Tri-Valley Corporation, 4927 Calloway Dr., Bakersfield, California 93312. We will disclose any amendment to, or waiver from, a provision of the code of ethics by posting such information on our website.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their 2011 fiscal year transactions in our Common Stock and their Common Stock holdings and/or (ii) the written representations received from one or more of such persons that no other reports were required to be filed by them for the 2011 fiscal year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our executive officers, members of our Board of Directors and greater than 10% stockholders, except as follows: James Mayer, a former director, and Paul Bateman each filed a Form 4 late on June 22, 2011 to report the grant of Common Stock, and Edward Gabriel filed a Form 4 late on June 23, 2011 to report the grant of Common Stock.

No Family Relationships

There are no family relationships between any of our directors or executive officers.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee during fiscal year 2011 served as an officer, former officer or employee of Tri-Valley Corporation or any of its subsidiaries. During fiscal year 2011, none of our executive officers served as a member of the Compensation Committee of any other entity, one of whose executive officers served as a member of our Board of Directors or Compensation Committee, and no executive officer served as a member of the Board of Directors of any other entity, one of whose executive officers served as a member of our Compensation Committee.

 Related Party Transactions

Except as set forth below, since January 1, 2011, there have been no transactions in which we were, or are, a participant in which the amount involved exceeded $120,000 and in which any related person (as that term is defined for purposes of Section 404(a) of Regulation S-K) had or will have a direct or indirect material interest, and there are currently no such proposed transactions.

Loans from Former Chairman of the Board of Directors

On August 29, 2011, Mr. G. Thomas Gamble, the Chairman of our Board of Directors until November 22, 2011, made a short-term demand loan to us in the principal amount of $150,000, pursuant to a note (the “August Note”) bearing interest at 10% per annum, for additional working capital purposes.  On October 13, 2011, Mr. Gamble made a second short-term demand loan to us in the principal amount of $1,000,000, pursuant to a note (the “October Note”) bearing interest at 14% per annum, for additional working capital purposes.  On November 10, 2011, Mr. Gamble made, through an affiliated trust (the “Gamble Trust”), another short-term demand loan to us in the principal amount of $2.0 million, pursuant to a note (the “November Note”) and together with the August Note and the October Note, (the “Demand Notes”) bearing interest at 14% per annum, on the express conditions that this loan would be (i) combined with the previous $1,150,000 short term demand loans and collectively secured by a pledge by us of our capital stock in Tri-Valley Oil & Gas Co. (“TVOG”) and in Select Resources Corporation, Inc. (“Select Resources”), and (ii) replaced by a long-term secured senior note bearing interest at 14%.

On March 30, 2012, Tri-Valley Corporation and the Gamble Trust, being the holder of all three Demand Notes, entered into a Senior Secured Note and Warrant Purchase Agreement (the “Purchase Agreement”), pursuant to which the parties cancelled the Demand Notes in exchange for a new Senior Secured Note in aggregate principal amount of $3,298,309.84 (which includes interest accrued through March 1, 2012), due April 30, 2013, plus a Warrant to purchase 3,000,000 shares of Common Stock, at an exercise price equal to $0.19 per share, which was the closing price of the Common Stock as reported by the NYSE Amex as of the market close immediately preceding the execution and delivery of the Warrant, plus $0.01.  The Warrant is exercisable for a period of five (5) years from the closing date of the transaction.

 In connection with the Purchase Agreement, we entered into a Registration Rights Agreement, dated March 30, 2012, with the Gamble Trust, as amended by side letter on April 3, 2012, pursuant to which we agreed to file a registration statement with the SEC within 30 days after the receipt of written notice from the Gamble Trust requesting registration of the resale of the shares of Common Stock issuable upon exercise of the Warrant.

Our obligations under the Senior Secured Note are secured by, among other things, a pledge by us of our equity interest in our two wholly owned subsidiaries, TVOG and Select Resources, pursuant to an Amended and Restated Pledge and Security Agreement.  Such subsidiaries are also guarantors of our obligations under the Senior Secured Note, secured by a Deed of Trust providing for, among other things, the grant by TVOG of a security interest in the “Mortgaged Property” described therein, including the Claflin property (but not including any oil and gas leases relating to the Pleasant Valley Oil Sands Project).

As an inducement to the Gamble Trust to provide longer-term funding to us, TVOG also assigned to the Gamble Trust, in perpetuity, (i) 2.0% of its overriding royalty interests on the Claflin lease, (ii) (1.0% of its overriding royalty interests with respect to all of the other leases (besides the Claflin lease) described on Exhibit A to the Assignment of Overriding Royalty Interest, dated as of March 30, 2012, and (iii) 1.0% of its overriding royalty interests on any other currently held or hereafter acquired lease within the area of mutual interest specified therein, in each case with the allocation of proceeds under such assignment to commence after all obligations under the Senior Secured Note are paid in full.

On April 3, 2012, the Gamble Trust loaned Tri-Valley Corporation $1.5 million, bearing simple interest at 14% per annum and due on April 30, 2013 (the “Additional Note”), on the express condition that the Additional Note would be combined with the Senior Secured Note. Our obligations under the Additional Note will be secured by the same collateral that currently secures the Senior Secured Note. We also agreed to issue the Gamble Trust an additional warrant to purchase 1,365,000 shares of Common Stock (the “Additional Warrant”), at an exercise price per share equal to the closing price of the Common Stock on the last trading day prior to issuance, plus $0.01, subject to approval of the application to NYSE Amex for the listing of the shares of Common Stock underlying the Additional Warrant.  Once issued, the Additional Warrant will be exercisable for a period of five (5) years from the date of issuance.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Tri-Valley Corporation Executive Compensation Program

Our core mission is to increase the value of our petroleum and mineral assets for our stockholders. To fulfill this mission, we have developed a business strategy to identify, obtain, and transform exploration and development opportunities in petroleum and minerals to substantially grow the intrinsic value of our Company and market value of our stock.

The goal of our executive compensation program is to support the long-term growth of the Company and value creation for stockholders.  Given the competitive environment for experienced management executives, our executive compensation is comprised of cash compensation and incentive compensation, in the form of non-guaranteed annual bonuses and stock options that allow us to attract, retain, and motivate our executives in a manner that is consistent with our long-term growth and value creation objectives.  We strive to balance the combination of base salary and stock options for our executives in a manner that allows us to be competitive within industry, while also providing an incentive and reward for our executives to create long-term value.

This Compensation Discussion and Analysis (CD&A) reviews our compensation policies and decisions with respect to the following individuals:

Name of Executive	Title
Maston N. Cunningham	President, CEO and COO (our principal executive officer)
Michael P. Stark	Vice President Exploration
Gregory L. Billinger	Interim CFO (our principal financial officer)
Joseph R. Kandle (1)	Senior Vice President Corporate Development
James C. Kromer (2)	Vice President Operations
___________
(1)	Mr. Kandle retired from the Company on April 1, 2011. See “Executive Retirement Agreement and General Release with Mr. Joseph R. Kandle” below for additional information.
(2)	Mr. Kromer retired from the Company on July 15, 2011. See “Executive Retirement Agreement and General Release with Mr. James C. Kromer” below for additional information.

Objectives of Tri-Valley Corporation’s Executive Compensation Program

We believe that the skill and dedication of executive officers and other management personnel are critical factors impacting our long-term success in meeting our business objectives, as well as, fostering growth and profitability. Accordingly, we have designed our compensation program in accordance with the following objectives:

●	To motivate and retain our executive officers;
●	To attract new executives with the requisite skill sets to implement and achieve our business strategy; and
●	To align executive compensation with the attainment of strategic business objectives that increase stockholder value.
Setting Executive Compensation and Role of the Compensation Committee, Management, and Board of Directors

The Compensation Committee reviews, monitors, evaluates and recommends our executive compensation policies and programs to the Board of Directors. The Compensation Committee recommends both current compensation levels, as well as, short- and long-term incentives for our executives to the Board of Directors. In order to perform its function, the Compensation Committee relies, in part, on input from the Chief Executive Officer and from other members of senior management in determining the human talent needs of the Company. Input from the Human Resources Department of the Company is also important in determining the availability of talent and from the Chief Financial Officer in determining the budgetary resources of the Company for compensation. The Board of Directors has final approval authority with respect to all executive compensation-related decisions.

Use of Benchmarking and Peer Company Comparisons

We strive to support an executive compensation program that is structured to provide executive officers with compensation packages which are commensurate with our size and the scope of their responsibilities, and which are sufficient to retain and motivate personnel considered essential. To achieve this objective, the Compensation Committee compares all compensation components for executive management with data for similar positions at other competitive organizations that are similar in industry, level of operations, business risk factors, and gross revenue. See “2011 Executive and Non-Employee Director Compensation Reviews” for additional information.

Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for our executive officers.  As part of our long-term strategic planning, in April 2011, the Compensation Committee with concurrence of the Board of Directors, retained Pearl Meyer & Partners (“PM&P”) as an independent compensation consultant to assist the Compensation Committee with its responsibilities related to developing, designing and recommending the Company’s executive and non-employee director compensation programs.  The scope of the consulting services provided by PM&P is limited to the services it provides directly to the Compensation Committee on executive compensation matters.  During the year ended December 31, 2011, PM&P and its affiliates were not retained by the management of our Company to provide services unrelated to executive compensation.

2011 Executive and Non-Employee Director Compensation Reviews

In April 2011, PM&P was engaged by the Compensation Committee to conduct comprehensive reviews of our executive compensation and non-employee director remuneration programs, and to assist the Committee in developing a more formal structure for executive compensation at the Company.  The reviews were conducted from April through July 2011, and included the following:

●	developing a comparative Peer Group for compensation comparisons, consisting of oil and gas exploration and production companies with annual revenues below $50 million;
●
PM&P conducted confidential interviews with selected executives and the members and the chair of the Compensation Committee, to gather background information regarding our then current compensation structure as well as management’s and the Compensation Committee members’ perceptions of the programs;

●	conducting a review of the competitiveness of compensation levels, equity ownership levels, programs and arrangements provided to our Chief Executive Officer (CEO) and Chief Financial Officer (CFO);
●	an assessment of compensation and incentive plan provisions among the Peer Group companies;
●	conducting a competitive assessment of our non-employee director compensation program; and
●	development of program recommendations and compensation actions for the Compensation Committee to consider based on the competitive findings and interviews.

As part of its evaluative work, the Compensation Committee asked PM&P to take the additional steps of assessing all executive compensation recommendations in the context of the compensation and governance guidelines utilized by institutional investor advisory firms such as Institutional Shareholder Services (ISS) and Glass Lewis & Co., the National Association of Corporate Directors (NACD), as well as expectations of the national securities exchanges, Federal regulators and agencies including the Securities and Exchange Commission (SEC).

The competitive Peer Group included the following fourteen oil and gas exploration and production companies:

●	CAMAC Energy, Inc.	●	Gastar Exploration Ltd.
●	Cano Petroleum, Inc.	●	Geomet, Inc.
●	CREDO Petroleum Corp.	●	Magellan Petroleum Corp.
●	Cubic Energy, Inc.	●	Rancher Energy Corp.
●	Double Eagle Petroleum Co.	●	Tengasco, Inc.
●	Earthstone Energy, Inc.	●	Triangle Petroleum Corp.
●	Gasco Energy, Inc.	●	Voyager Oil & Gas, Inc.

The Peer Group data was utilized to develop estimated market levels of total direct compensation (base salary, annual bonuses and long-term/equity incentives) for each of our executive positions.  Compensation survey information for the positions was also considered, however was not included in the analysis due to significant differences in revenues between the Company and the revenue breakouts reported in the surveys.

PM&P compared our 2010 total direct compensation and equity ownership levels for each executive position against the market compensation and ownership levels for similar executives in the Peer Group. Our aggregate total direct compensation was roughly aligned with the 25th percentile Peer Group levels.

PM&P also compared our 2010 non-employee director remuneration (including annual Board of Directors’ retainers and meeting fees, equity awards and committee retainers and meeting fees) to director remuneration levels among the same Peer Group companies.  Total remuneration for our non-employee directors was substantially below the 25th percentile levels for the Peer Group.

2011 Compensation Program Changes

Based on the results of the PM&P review, in June 2011 the Compensation Committee recommended and the Board of Directors approved the following changes to the remuneration program for non-employee directors:

●	instituted an annual retainer of $15,000 for Board of Directors’ service;
●	increased telephonic meeting fees for Board of Directors’ meetings to $1,000; no change was made to the current in-person meeting fees of $2,000;
●	instituted an annual equity grant of $15,000 in full value Common Stock of the Company;
●	instituted annual retainers for the Chairs of each Board of Directors’ committee: Audit - $10,000; Compensation - $5,000; Nominating and Corporate Governance - $5,000; and
●	instituted a $20,000 annual retainer for the non-executive Chairman of the Board of Directors.
For further details regarding specific amounts paid during 2011 for Board of Directors service, see the Director Compensation Table and narrative discussion below.

It is important to note that these changes were implemented as part of a comprehensive restructuring and downsizing of the Board of Directors.  The Board of Directors and each of its members have taken on more responsibility and the size of the Board of Directors has been reduced from its previous high of seven members to four members (a reduction of 42.9%).  Consequently, the changes in director remuneration that were enacted are offset all or in part by the significant reduction in costs realized by the operation of a smaller Board of Directors.

In July 2011, we also considered the results and recommendations of PM&P’s executive compensation review.  Accordingly, the Compensation Committee recommended, and the Board of Directors approved, the following framework and guidelines for our executive compensation:

●
Competitive objectives – total direct compensation targeted at approximately 35th percentile market (Peer Group) levels in the near term, moving toward the 50th percentile as we grow and achieve to-be-determined profitability objectives;

●
Compensation mix – program characterized by relatively lower base salaries; relatively moderate annual incentive (bonus) opportunities (to be determined on an annual, discretionary basis) with payouts based on our to-be-determined financial and operating performance; and a greater emphasis on long-term incentive (equity) opportunities, particularly through stock options, such that executive interests are directly aligned with those of stockholders.

In August 2011, the Compensation Committee recommended, and the Board of Directors approved, an increase in the CEO’s base salary to $300,000 and approved the Consulting Services Agreement for Mr. Billinger to serve as our interim CFO, compensated at a rate of $15,000 per month.

We anticipate utilizing the findings from the PM&P review to inform executive compensation and director remuneration decisions in 2012 and beyond.  For further information as to our use of the findings from the PM&P engagement and other factors that were considered in determining 2011 executive compensation levels, see “Compensation Components and Fiscal 2011 Compensation” below.

Compensation Components and Fiscal 2011 Compensation

Our executive and key management compensation is comprised of three major components: (1) base salary evaluated annually by the Compensation Committee, with recommendations to the Board of Directors as appropriate; (2) non-guaranteed annual bonuses awarded on the basis of individual performance, as well as, the performance of the Company; and (3) long-term equity-based incentives, typically delivered through stock option and/or restricted stock grants, also awarded on the basis of individual performance and the performance of the Company. Our executive officers may also be eligible for other elements of indirect compensation, comprised of health and welfare benefits, and retirement and savings plans, and certain perquisites that are provided on a non-discriminatory basis to all employees. The Compensation Committee considers each of these elements when evaluating the overall compensation program design.

Base Salary

The Compensation Committee establishes base salaries that are sufficient to attract, retain, and motivate individuals with the qualities it believes are essential for our long-term financial success and that are, likewise, competitive in our marketplace and industry. An executive officer’s base salary reflects the officer’s responsibilities, risk, tenure, job performance, and direct competition for the executive officer’s services. The primary purpose of an executive officer’s base salary is to provide the security of a competitive fixed cash payment for services rendered. The Compensation Committee reviews the base salaries of each executive officer, including the CEO, on an annual basis. In addition to these annual reviews, the Compensation Committee may at any time review the salary of an executive officer who has received a significant promotion, whose responsibilities have been increased significantly, or who is the object of competitive pressure. Any adjustments are based on the results of reviews of market salary data, increases in the cost of living, job performance of the executive officer over time, and the expansion of duties and responsibilities, if any. No pre-determined weight, formula, or emphasis is placed on any one of these factors.

None of our executive officers have an employment agreement and thus do not have a contractual right to a certain base salary or annual increases.  Mr. Billinger, our interim CFO, is compensated pursuant to our Consulting Services Agreement with him at a fixed rate of $15,000 per month.

In August 2011, the Compensation Committee recommended, and the Board of Directors approved, an increase in base salary for the CEO to $300,000 annually.  In recommending this increase, the Compensation Committee took into consideration the results of the PM&P review, salary levels for comparable positions among the Peer Group companies, the new compensation framework and objectives, and Mr. Cunningham’s continuing leadership of the Company through his first full year as CEO in the face of some of the most difficult challenges ever faced by the Company.  We believe that the action by the Board of Directors upon recommendation of the Compensation Committee establishes not only proper alignment of the CEO's compensation, but allows management to attract and retain the best subordinate officers and staff with competitive compensation that avoids creating issues of salary inversion within the Company.

Incentive Compensation

Annual bonus awards, if any, are subjective and not guaranteed.  If distributed, annual bonus awards are intended to compensate, and thus provide incentives to, individuals for exceptional effort and job performance, thereby facilitating our continued growth and success by providing rewards that are commensurate with individual achievement.  We generally do not favor cash bonus awards. The Compensation Committee and Board of Directors believe that in situations where an executive is worthy of an incentive-based award, such awards are best granted in the form of stock or stock options as a means of continuing to align executive incentives with the objectives of our stockholders. The Compensation Committee considers the achievements of the Company, and the employee’s contribution thereto, in order to determine the level of bonus, if any, to be awarded. The Compensation Committee’s considerations focus on our earnings, the return on stockholders’ equity, the growth in proved oil and gas reserves, and the successful completion of specific projects to determine the level of bonus awards, if any.

Fiscal 2011 represented a year of transition and realignment of the Company with respect to the operational and financial performance of Tri-Valley Corporation.  While we accomplished several key strategic initiatives in 2011-- including, but not limited to, private placements of approximately10 million shares of Common Stock,  advancing negotiations with the OPUS Special Committee for the restructuring of OPUS and the settlement of certain alleged claims, executing a definitive agreement with McEwen Mining Inc. (formerly known as US Gold Corporation) for the exploration and development of our mineral assets in Alaska, and drilling eight new wells at our Claflin project-- we did not achieve profitability.  As a result, the Compensation Committee recommended, and the Board of Directors agreed, that no bonuses be awarded to our executive officers for 2011.

Long-Term Equity Based Incentives

We use stock option and restricted stock awards to align our named executive officers’ interests with those of the stockholders by giving each executive an individual direct ownership in Tri-Valley Corporation.  We believe these awards serve as an incentive to remain with us, as unvested stock grants and options are forfeited should the executive terminate his or her employment. We focus on our earnings, the return on stockholders’ equity, growth in proved oil and gas reserves, and the successful completion of specific projects to determine the level of stock option and restricted stock awards, if any.

Certain Other Compensation Components

In addition to base salaries, annual cash bonus awards, and long-term equity-based incentives, we provide the following other forms of compensation:

●
401(k) Profit Sharing Plan. We have a Defined Contribution Profit Sharing/401(K) Plan, designed to assist employees in saving for their retirement. We contribute to the plan, in cash, at the rate of three percent (3.0%) of an employee’s wages or salary. Our contributions to the plan vest immediately upon receipt.

●
Health and Welfare Benefits. Employees are eligible to participate in medical, dental, vision, life insurance, and tax-advantaged healthcare accounts to meet their health and welfare needs. These benefits are provided on a competitive basis for human talent within our marketplace and industry. This is a fixed component of compensation, and the benefits are provided on a non-discriminatory basis to all employees.

Impact of Shareholder Advisory Vote on Executive Compensation Decisions

As a “smaller reporting company”, we have not yet held or have been required to hold a shareholder advisory vote on executive compensation.  Consequently, none of our compensation decisions or policies has been affected by a shareholder advisory vote.

Hedging Prohibition

Our Insider Trading Policy prohibits our executive officers from entering into certain types of derivative transactions related to Tri-Valley Corporation Common Stock.

Tax Treatment of Executive Compensation Decisions

In designing our executive compensation programs, the Compensation Committee considers the effects of Section 162(m) of the Internal Revenue Code, which denies publicly-held companies a tax deduction for annual compensation in excess of one million Dollars ($1,000,000) paid to their CEO or any of the corporation’s four other most-highly-compensated corporate officers, other than the CFO, who is employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a committee of outside directors and approved, as to their material terms, by the Company’s stockholders. We may, from time to time in the future, pay compensation to our executive officers that is not tax deductible.

Accounting Treatment of Executive Compensation Decisions

We account for stock-based awards according to their grant-date fair value, as determined under ASC 718.   Compensation expense for these awards, to the extent such awards are expected to vest, is recognized on a straight-line basis over the requisite service period of the award (or to an employee’s eligible retirement date, if earlier). If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that ultimately will vest over the requisite service or other period over which the performance condition is expected to be achieved. In connection with its recommendation of stock-based awards, the Compensation Committee is cognizant of, and sensitive to, the impact of such awards on stockholder dilution. We also avoid stock-based awards made subject to a market condition, which may result in an expense that must be marked-to-market on a quarterly basis. The accounting treatment for stock-based awards does not otherwise impact the Compensation Committee’s recommendations to the Board of Directors.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and with the Company's Board of Directors. , Based upon such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis herein be included in the Company’s Annual Meeting Proxy covering the fiscal year ended December 31, 2011.

Submitted by the Compensation Committee of the Board of Directors:

Dr. Henry Lowenstein, Chairman Paul W. Bateman

The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings, whether under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before or after the date of this proxy statement and irrespective of any general incorporation language in such filing, except to the extent we specifically incorporates this Compensation Committee Report by reference therein.

Summary Compensation Table

The following table summarizes aggregate amounts of compensation paid or accrued by us for the fiscal years ended December 31, 2011 and 2010 for services rendered by (i) our principal executive officer, (ii) our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers as of December 31, 2011, and (iii) two other individuals who were not serving as executive officers as of December 31, 2011, but for whom disclosure would have been required had they been serving as executive officers as of December 31, 2011.  We refer to these persons as our “named executive officers” elsewhere in this proxy statement.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards (13)	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)
Maston N. Cunningham	2011	231,263	-	-	-	21,555 (6)	252,818
President, CEO and COO	2010	190,020	15,000	22,000 (1)	-	5,701 (6)	232,721

Michael P. Stark	2011	225,000	-	-	-	6,750 (7)	231,750
Vice President Exploration	2010	131,250	7,000	9,360 (2)	134,638 (3)	3,375 (7)	285,623

Gregory L. Billinger	2011	-	-	-	-	65,217 (8)	65,217
Interim Chief Financial Officer	2010	-	-	-	-	-	-

Joseph R. Kandle (11)	2011	53,485	-	-	-	222,962 (9)	276,447
Senior Vice President Corporate Development	2010	210,700	-	-	188,427 (4)	6,322 (9)	405,449

James C. Kromer (12)	2011	100,750	-	-	33,750 (5)	102,215 (10)	236,715
Vice President Operations	2010	206,283	12,000	15,600 (2)	-	5,580 (10)	239,463

(1)	Estimated fair value calculated as the closing trading price for the Company’s common shares on December 3, 2010 multiplied by the number of common shares awarded to Mr. Cunningham (50,000 shares).
(2)
Estimated fair value calculated as the closing trading price for the Company’s common shares on December 8, 2010 multiplied by the number of common shares awarded to Mr. Stark (24,000 shares) and Mr. Kromer (40,000 shares).

(3)
Estimated fair value of 150,000 stock options granted to Mr. Stark on June 7, 2010 calculated using the Black Scholes option pricing model on the date of grant. Key assumptions are outlined in Note 13 to the Company's consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(4)
Estimated fair value of 435,000 stock warrants granted to Mr. Kandle on December 6, 2010 in accordance with his Executive Retirement Agreement and General Release dated December 6, 2010, and amended on February 25, 2011 calculated using the Black Scholes option pricing model on the date of grant. Key assumptions are outlined in Note 13 to the Company's consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(5)
Estimated fair value of 75,000 stock warrants granted to Mr. Kromer on July 15, 2011 in accordance with his Executive Retirement Agreement and General Release dated July 15, 2011 calculated using the Black Scholes option pricing model on the date of grant. Key assumptions are outlined in Note 13 to the Company's consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(6)
For 2011, the total consists of $14,617 paid for earned but unused, accumulated vacation and $6,938 for the Company’s share of contributions to Mr. Cunningham's 401(k) retirement account. For 2010, the total consists of the Company’s share of contributions to Mr. Cunningham's 401(k) retirement account.

(7)	For 2011 and 2010, the total consists of Company's share of contributions to Mr. Stark's 401(k) retirement account.
(8)	Mr. Billinger was paid $15,000 per month, prorated for partial months, as Interim CFO according to his Consulting Service Agreement dated August 22, 2011.
(9)
The total for 2011 consists of (i) $64,831 paid for earned but unused, accumulated vacation, (ii) $105,350 in severance payments, $15,000 for 30,000 shares of the Company's Common Stock calculated at the closing trading price for the Company’s common shares on March 29, 2011 multiplied by the number of common shares awarded to Mr. Kandle and $25,000 in cash for the depreciated value of a Company vehicle transferred to Mr. Kandle plus $11,176 for the fair market value of that Company vehicle all in accordance with his Executive Retirement Agreement and General Release dated December 6, 2010, and amended on February 25, 2011, and (iii) $1,605 for the Company's share of contributions to Mr. Kandle's 401(k) retirement account. For 2010, the total consists of the Company's share of contributions to Mr. Kandle's 401(k) retirement account.

(10)
For 2011, the total consists of (i) $93,000 in cash payments in accordance with Mr. Kromer's Executive Retirement Agreement and General Release dated July 15, 2011 (ii) $6,013 in cash for a company vehicle allowance, and (iii) $3,202 for the Company's share of contributions to Mr. Kromer's 401(k) retirement account. For 2010, the total consists of the Company's share of contributions to Mr. Kromer's 401(k) retirement account.

(11)	Compensation paid to Mr. Kandle until his retirement effective April 1, 2011.
(12)	Compensation paid to Mr. Kromer until his retirement effective July 15, 2011.
(13)
The amounts for Option Awards in the Summary Compensation Table for the 2010 Definitive Proxy Statement were incorrectly reported as they were based on the grant date fair values of option awards which 'vested' during the year reported rather than the 'aggregate' fair values of the awards on the date of grant. This correction is reflected in the amounts reported for Option Awards in the Summary Compensation Table above.

Summary of Agreements with Named Executive Officers

Consulting Services Agreement with Mr. Gregory L. Billinger

On August 22, 2011, we executed a Consulting Services Agreement (the “Agreement”) with Mr. Gregory L. Billinger, pursuant to which the Company appointed Mr. Billinger as interim Chief Financial Officer for the Company, effective August 22, 2011.  Pursuant to the Agreement, Mr. Billinger is compensated at a rate of $15,000 per month plus reasonable and necessary expenses associated with the performance of his duties as interim Chief Financial Officer.  The term of the Agreement (originally 90 days) has been extended by mutual consent of the Company and Mr. Billinger in accordance with its terms, and currently remains in effect.

Executive Retirement Agreement and General Release with Mr. Joseph R. Kandle

On December 6, 2010, and amended on February 25, 2011, we executed an Executive Retirement Agreement and General Release (“Executive Agreement and Release”) with Mr. Joseph R. Kandle, Senior Vice President, Corporate Development, for the Company.  The Executive Agreement and Release provided for Mr. Kandle’s retirement from the Company and all Company subsidiary positions, effective April 1, 2011.  Further, the Executive Agreement and Release included a severance payment in the gross amount of $105,350, payable pro rata in semi-monthly installments, less applicable withholdings, beginning on April 15, 2011, and continuing until September 30, 2011.  The Executive Agreement and Release also provided for a grant of 30,000 shares of our Common Stock, the transfer of an automobile used by Mr. Kandle, a lump sum payment of $25,000 intended to reflect the depreciated value of that automobile, and the assignment of an existing key man life insurance policy with no cash value at the termination of Mr. Kandle’s employment.  In exchange for Mr. Kandle’s surrender of all outstanding Company-issued stock options on November 22, 2010, the Executive Agreement and Release provided for a grant to Mr. Kandle of a warrant to purchase 435,000 shares of our Common Stock at a purchase price of $0.54 per share.

Executive Retirement Agreement and General Release with Mr. James C. Kromer

On July 15, 2011, we executed an Executive Retirement Agreement and General Release (“Executive Agreement and Release”) with Mr. James C. Kromer, Vice President of Operations, for the Company.  The Executive Agreement and Release provided for Mr. Kromer’s retirement from the Company and all Company subsidiary positions, effective July 15, 2011.  Further, the Executive Agreement and Release included a lump sum payment on July 18, 2011 in the amount of $46,500, and a severance payment in the amount of $46,500, payable pro rata in semi-monthly installments, less applicable withholdings, beginning on July 31, 2011, and continuing until October 15, 2011.  In exchange for Mr. Kromer’s surrender of all outstanding Company-issued stock options, the Executive Agreement and Release also provided for a grant on July 22, 2011 to Mr. Kromer of a warrant to purchase 75,000 shares of our Common Stock at a purchase price of $0.58 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding shares of our Common Stock underlying both exercisable and unexercisable stock options held by each named executive officer, as of December 31, 2011.

	Option Awards
			Equity Incentive
			Plan Awards:
	Number of Securities Underlying		Number of Securities	Option/Warrant
	Unexercised Options		Underlying Unexercised	Exercise	Option/Warrant
	#	#	Unearned Options	Price	Expiration
Name	Exercisable	Unexercisable	#	$	Date
(a)	(b)	(c)	(d)	(e)	(f)
Maston N. Cunningham	100,000	-	-	$1.28	01/14/14
	85,000	15,000	15,000	$1.10	05/15/14

Michael P. Stark	56,250	93,750	93,750	$0.99	06/07/15

Gregory L. Billinger	-	-	-	-	-

Joseph R. Kandle	435,000 (1)	-	-	$0.54	12/06/13

James C. Kromer	75,000 (2)	-	-	$0.58	07/22/14

(1)
Immediately vested stock warrants granted to Mr. Kandle on December 6, 2010 in accordance with his Executive Retirement Agreement and General Release dated December 6, 2010, and amended on February 25, 2011.

(2)	Immediately vested stock warrants granted to Mr. Kromer on July 15, 2011 in accordance with his Executive Retirement Agreement and General Release dated July 15, 2011.

Compensation of Directors

The following table sets forth information regarding the compensation paid to our non-employee directors in 2011:

	Fees Earned			Non-Equity
	Or Paid	Stock	Option	Incentive Plan	All Other	Total
	In Cash	Awards (1)	Awards	Compensation	Compensation	Compensation
Name	$	$	$	$	$	$
(a)	(b)	(c)	(d)	(e)	(g)	(h)
Paul W. Bateman	21,000	41,712	-	-	-	62,712

Edward M. Gabriel	17,500	30,052	-	-	-	47,552

G. Thomas Gamble (2)	41,095	15,052	-	-	-	56,147

Henry Lowenstein, Ph.D.	36,000	30,052	-	-	-	66,052

Loren J. Miller	30,500	30,052	-	-	-	60,552

James S. Mayer (3)	5,000	15,052	-	-	-	20,052

(1)
Includes (i) the $15,000 annual retainer to be paid in shares of Company's Common Stock for 2011 based on the estimated fair value calculated at the closing trading price for the Company’s common shares on June 2, 2011 multiplied by the number of common shares issued to each director (21,200 shares), and (ii) the $15,000 annual retainer to be paid in cash for 2011 was instead paid on February 6, 2012 by issuing shares of the Company's Common Stock based on the estimated fair value calculated at the closing trading price for the Company’s common shares on January 27, 2012 multiplied by the number of common shares issued to each director (83,334 shares). In addition, on February 6, 2012, Mr. Bateman received 64,778 shares of the Company's Common Stock for a prorated portion of the $20,000 annual retainer for serving as the Non-Executive Chairman of the Board of Directors subsequent to the resignation of Mr. Gamble.

(2)	Compensation paid to Mr. Gamble until his resignation effective November 22, 2011.
(3)	Compensation paid to Mr. Mayer until the Annual Meeting on June 3, 2011, at which time his term expired.

PROPOSAL TWO

 APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND REDUCTION IN AUTHORIZED SHARES

Introduction

Our authorized capital stock currently consists of 100,000,000 shares of Common Stock, $0.001 par value per share, and 20,000,000 shares of Preferred Stock, $0.001 par value per share.   As of April 5, 2012, there were 68,013,521 shares of Common Stock issued and outstanding, and 438,500 shares of Preferred Stock issued and outstanding, all of which are designated as Series A Preferred Stock.  In addition, there are approximately (i) 1,026,750 shares of Common Stock issuable upon exercise of options outstanding as of April 5, 2012 granted under our 2005 Stock Option Plan and our 2011 Omnibus Long-Term Incentive Plan; and (ii) 4,260,000 shares of Common Stock issuable upon exercise of warrants outstanding as of April 5, 2012.  Also, we have reserved for issuance an additional 6,455,636 shares under our 2011 Omnibus Long-Term Incentive Plan.  As a result, after taking into account the shares of Common Stock that are issued and outstanding, as well as those that are issuable upon the exercise of outstanding options and warrants and reserved for issuance under our 2011 Omnibus Long-Term Incentive Plan, we currently have 20,244,093 shares of Common Stock that are unreserved and authorized for issuance.

On April 6, 2012, our Board of Directors approved an amendment to our Amended and Restated Certificate of Incorporation, subject to stockholder approval, to, at any time prior to the 2013 annual meeting of stockholders, (i) give effect to a reverse stock split of our outstanding shares of Common Stock at a ratio of not less than 1-for-10 and not greater than 1-for-20 (“Reverse Stock Split”), with the final ratio being determined in the discretion of our Board of Directors at any time prior to the 2013 annual meeting of stockholders; (ii) reduce the number of authorized shares of our Common Stock from 100,000,000 to the number of shares which is equal to up to three times the number of shares of our Common Stock outstanding immediately following the Reverse Stock Split; and (iii) proportionately reduce the number of authorized shares of our Preferred Stock by the same percentage by which the number of authorized shares of Common Stock is reduced.  We refer to the reduction in the number of authorized shares of Common Stock and Preferred Stock as the “Authorized Share Reduction.”

If this proposal is approved by our stockholders, the Board of Directors will have the authority to decide the exact ratio of the Reverse Stock Split within the proposed range. Assuming the Reverse Stock Split and Authorized Share Reduction are approved by the stockholders, they will become effective upon filing the amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.  We will not effect the Reverse Stock Split without also concurrently effecting the Authorized Share Reduction.

The form of amendment to our Amended and Restated Certificate of Incorporation that we propose to use to effect the Reverse Stock Split and Authorized Share Reduction is attached as Exhibit A to this proxy statement.

Neither the par value of our Common Stock nor the number of authorized and issued shares of Series A Preferred Stock would be affected by the Reverse Stock Split. The Reverse Stock Split will not affect shareholders' equity, which will remain substantially unchanged.

Purpose and Background of the Reverse Stock Split

The primary objective of our Board of Directors in seeking stockholder approval for the Reverse Stock Split is to raise the per share trading price of our Common Stock. Our Board believes that this would, among other things, better enable us to maintain the listing of our Common Stock on the NYSE Amex, LLC, (“NYSE Amex”) and facilitate higher levels of institutional stock ownership, where investment policies often prohibit investments in lower-priced securities.

Increase Stock Price for Continued Listing Purposes

Our Common Stock is listed on the NYSE Amex, a national securities exchange. Continued listing of our Common Stock on the NYSE Amex requires us to meet continued listing requirements set forth in the NYSE Amex’s Company Guide. These requirements include both quantitative and qualitative standards.

On November 14, 2011, we received a warning letter from NYSE Amex indicating that we are not in compliance with Section 1003(f)(v) of the NYSE Amex Company Guide.  NYSE Amex is concerned that, as a result of its continued low selling price over a sustained period of time, our Common Stock may not be suitable for auction market trading.

If our Common Stock were to be delisted by NYSE Amex, our Common Stock may be eligible to trade on the OTC Bulletin Board or the Pink OTC Markets. In such an event, it could become more difficult to dispose of, or obtain accurate quotations for the price of, our Common Stock, and there would likely also be a reduction in our coverage by security analysts, which could cause the price of our Common Stock to decline further. In addition, if we were to be delisted from NYSE Amex, it could constitute an event of default under any financing covenants to which we may then be subject, which could also trigger a default under any such contractual covenants.

The Board of Directors believes that the expected increase in our stock price due to the Reverse Stock Split, if approved by our stockholders, would help us ensure our continued compliance with the NYSE Amex’s Company Guide and minimize the possibility the Common Stock would be delisted from the NYSE Amex.

Increase Stock Price to a More Attractive Level for Investors

Our Board of Directors also believes that an increased stock price may encourage investor interest and improve the marketability of our Common Stock to a broader range of investors, thus improving liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Our Board of Directors believes that the anticipated higher market price resulting from the Reverse Stock Split would enable institutional investors and brokerage firms with policies and practices such as those described above to invest in our Common Stock.

Employee Retention

In addition, a higher stock price may help us attract and retain employees and other service providers. Some potential employees and service providers may be less likely to work for a company with a low stock price. If the Reverse Stock Split successfully increases the per share price of the Common Stock, this increase may enhance our ability to attract and retain employees and service providers.

Certain Risks Associated with the Reverse Stock Split

Our Board of Directors believes that the Reverse Stock Split will increase the price level of our Common Stock and, as a result, will help us to maintain the listing of our Common Stock on the NYSE Amex. Our Board of Directors cannot predict, however, the effect of the Reverse Stock Split upon the market price for our Common Stock, and the history of similar reverse stock splits for companies in like circumstances has varied. The market price per share of Common Stock after the Reverse Stock Split may not rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the Reverse Stock Split. If the market price of our Common Stock declines after we effect the Reverse Stock Split, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. The market price per share of our Common Stock post-Reverse Stock Split may not remain in excess of the auction market trading standards required by the NYSE Amex, or we may fail to meet the other requirements for continued listing on the NYSE Amex resulting in the delisting of our Common Stock. The market price of our Common Stock may also be affected by our performance and other factors, the effect of which our Board of Directors cannot predict.

In addition, the fewer number of shares of Common Stock that will be available to trade will possibly cause the trading market of our Common Stock to become less liquid, which could have an adverse effect on the price of our Common Stock.

Material Effects of Proposed Reverse Stock Split

The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any stockholder's percentage ownership interest or proportionate voting power, except to the extent the Reverse Stock Split results in any stockholder owning a fractional share. Please refer to “Treatment of Fractional Shares” on page 28 of this proxy statement.

The principal effects of the Reverse Stock Split will be as follows: (i) the number of shares of our Common Stock issued and outstanding will be reduced from 68,013,521 shares as of April 5, 2012 to a range of 6,801,352 (in the event a 1-for-10 ratio is chosen) to 3,400,676 (in the event a 1-for-20 ratio is chosen) shares, depending on the exact exchange ratio chosen; (ii) the number of authorized shares of our Common Stock will be reduced from 100,000,000 shares to a range of up to 20,404,056 shares (in the event a 1-for-10 ratio is chosen) to up to 10,202,028 shares (in the event a 1-for-20 ratio is chosen); (iii) the number of authorized shares of our Preferred Stock will be reduced from 20,000,000 shares to a range of up to 4,080,811 shares (in the event a 1-for-10 ratio is chosen) to up to 2,041,606 shares (in the event a 1-for-20 ratio is chosen); (iv) the per share exercise price of all outstanding warrants and option awards will be increased proportionately based on the reverse split ratio and the number of shares of Common Stock issuable upon the exercise of all outstanding warrants and option awards will be reduced proportionately; and (v) the number of shares reserved for issuance pursuant to our equity incentive plans will be reduced proportionately by the reverse split ratio.

As a summary and for illustrative purposes only, the following table reflects the approximate number of shares of our Common Stock that would be outstanding and issuable as a result of potential Reverse Stock Split ratios within the proposed range based on 68,013,521 shares of our Common Stock outstanding as of April 5, 2012:

Proposed Reverse Split Ratio	Approximate Number of Common Shares To Be Outstanding	Number of Common Shares Authorized For Issuance at a Multiple of 3x	Number of Preferred Shares Authorized For Issuance	Number of Common Shares Issuable upon Exercise of all Outstanding Options and Warrants
1-for-10	6,801,352	20,404,056	4,080,811	528,675

1-for-15	4,534,234	13,602,704	2,720,541	352,450

1-for-20	3,400,676	10,202,028	2,040,406	264,338

The Reverse Stock Split will not affect the par value of the Common Stock.  As a result, on the date of the effectiveness of the Reverse Stock Split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced to a range of one-tenth to one-twentieth of its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced.  The per share net income or loss and net book value of the Common Stock will be retroactively increased for each period because there will be fewer shares of Common Stock outstanding.

The Reverse Stock Split will not change the terms of our Common Stock. After the Reverse Stock Split, shares of our Common Stock will have the same voting rights and rights to dividends and distributions will be identical in all other respects to our Common Stock now authorized. Our Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 as promulgated under the Exchange Act. Following the Reverse Stock Split, we will continue to be subject to the periodic reporting requirements of the Exchange Act.

Factors Influencing Our Discretion in Implementing the Reverse Stock Split if Approved by Our Stockholders

The purpose of seeking stockholder approval of a range of exchange ratios of not less than 1-for-10 and not greater than 1-for-20 (rather than a fixed exchange ratio) is to provide us with the flexibility to achieve the desired results of the Reverse Stock Split. If the stockholders approve this proposal, our Board of Directors may effect the Reverse Stock Split utilizing a specific ratio within a range of exchange ratios as described in this proxy statement. No further action on the part of stockholders would be required to either implement or abandon the Reverse Stock Split.

Our Board of Directors intends to implement the Reverse Stock Split if it believes that this action is in our best interest and the best interests of our stockholders. Such determination shall be based upon certain factors, including but not limited to: (i) existing and expected marketability and liquidity of our Common Stock, (ii) prevailing market conditions, (iii) the NYSE Amex’s listing criteria, and (iv) the anticipated effect on the market price of our Common Stock.

In determining the Reverse Stock Split ratio, our Board will consider numerous factors, including the historical and projected performance of our Common Stock, our projected financial performance, prevailing market and industry conditions and general economic trends, and will place emphasis on the expected closing price of our Common Stock over the short and longer period following the effectiveness of the Reverse Stock Split with a view to enabling us to meet, for the foreseeable future, the NYSE Amex's auction market trading standards for continued listing.

Our Board of Directors reserve its right to elect not to proceed with the Reverse Stock Split and Authorized Share Reduction if it determines, in its sole discretion, that this proposal is no longer in our best interests.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

If the Reverse Stock Split and Authorized Share Reduction are approved by our stockholders, the Reverse Stock Split and Authorized Share Reduction would become effective upon filing the amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Date”).

As soon as practicable after the Effective Date, stockholders will be notified that the Reverse Stock Split and Authorized Share Reduction have been effected.  Wells Fargo Shareholder Services, the Company’s transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates.  Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing such shares in exchange for certificates representing post-Reverse Stock Split shares, in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to the Company’s stockholders by the exchange agent.  No new certificates will be issued to a stockholder until the stockholder has surrendered to the exchange agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal.  STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.  Stockholders whose shares are held in book-entry form by a bank, broker, dealer or other nominee do not need to submit old share certificates for exchange.  These shares will automatically reflect the new quantity of shares based on the effectiveness of the Reverse Stock Split.  Beginning on the Effective Date, each certificate representing pre-Reverse Stock Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.

Treatment of Fractional Shares

 Stockholders will not receive fractional post-Reverse Stock Split shares in connection with the Reverse Stock Split.  Instead, stockholders who would otherwise be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Company’s transfer agent in lieu of such fractional share upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s underlying certificates, in an amount equal to the product obtained by multiplying (x) the closing price per share of the Common Stock as reported on NYSE Amex as of the trading day immediately preceding the Effective Date, by (y) the fraction of one share owned by the stockholder.

If a stockholder who holds shares in certificated form is entitled to a payment in lieu of any fractional share interest, the stockholder will receive payment as soon as practicable after the Effective Date and after the stockholder has submitted an executed transmittal letter and surrendered all certificates held by such stockholder (immediately prior to the Effective Date) representing shares of Common Stock. If a stockholder holds shares of the Common Stock with a bank, broker, dealer or other nominee, the stockholder should contact his, her or its bank, broker, dealer or other nominee for information on the treatment and processing of fractional shares.  A stockholder who holds shares in book-entry form will receive payment for any fractional shares as soon as practicable after the Effective Date without need for further action by the stockholder.  The cash payment is subject to applicable federal and state income tax and state abandoned property laws.  No transaction costs will be assessed on stockholders for the cash payment.  Stockholders will not be entitled to receive interest for the period of time between the effective time of the Reverse Stock Split and the date payment is made for their fractional share interest in the Common Stock.

No Dissenter’s Rights

Under the Delaware General Corporation Law, stockholders will not be entitled to dissenter’s rights with respect to the proposed Amendment to effect the Reverse Stock Split and Authorized Share Reduction, and the Company does not intend to independently provide stockholders with any such rights.

Certain Material U.S. Federal Income Tax Considerations

The following description of material U.S. federal income tax considerations to U.S. holders (as defined below) regarding the Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and interpretations as in effect on the date of this Proxy Statement.  These authorities are subject to change, including possibly with retroactive effect, which could alter the U.S. federal income tax consequences described below.  We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the Reverse Stock Split or the Authorized Share Reduction.

For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is intended to provide only a general summary to stockholders who hold their shares of Common Stock as capital assets and does not discuss the tax consequences of any other transaction that may occur before, after, or at the same time as the Reverse Stock Split and the Authorized Share Reduction.  This discussion does not address other federal taxes (such as the alternative minimum tax or gift or estate taxes) or tax considerations under state, local or foreign laws.  This discussion does not address every aspect of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to persons who are otherwise subject to special tax treatment, including, without limitation:  (i) partnerships, subchapter S corporations, trusts or other pass-through entities; (ii) dealers in securities; (iii) banks or other financial institutions; (iv) insurance companies;  (v) mutual funds; (vi) tax exempt organizations or pension funds; (vii) foreign persons, foreign entities or U.S. expatriates; (viii) stockholders whose functional currency is not the U.S. dollar; or (ix) persons who hold the Common Stock as part of a hedging, straddle, conversion or other risk reduction transaction.

STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

Tax Consequences to the Company

The Company will not recognize gain or loss as a result of the Reverse Stock Split and Authorized Share Reduction.

Tax Consequences to the Stockholders of the Reverse Stock Split

A stockholder generally will not recognize gain or loss on the Reverse Stock Split, except in respect of cash, if any, received in lieu of a fractional share interest.  In general, the aggregate tax basis of the post-Reverse Stock Split shares received will be equal to the aggregate tax basis of the pre-Reverse Stock Split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-Reverse Stock Split received will include the holding period of the pre-Reverse Stock Split shares exchanged.

A holder of the pre-Reverse Stock Split who receives cash generally will be treated as having exchanged a fractional share interest for cash in a redemption that is subject to Section 302 of the Code.  The redemption will be treated as a sale of the fractional share, and not as a distribution under Section 301 of the Code, if the receipt of cash (a) is “substantially disproportionate” with respect to the holder, (b) results in a “complete termination” of the holder’s interest, or (c) is “not essentially equivalent to a dividend” with respect to the holder, in each case taking into account shares both actually and constructively owned by such holder (under certain constructive ownership rules).  A distribution is not essentially equivalent to a dividend if the holder undergoes a “meaningful reduction” in the holder’s proportionate interest.  If the redemption is treated as a sale, the holder will recognize capital gain or loss equal to the difference between the portion of the tax basis of the post-Reverse Stock Split allocated to the fractional share interest and the cash received.  If the redemption does not meet one of the Section 302 tests, the cash distribution will be treated as a distribution under Section 301 of the Code.  In such case, the cash distribution will be treated as a dividend to the extent of our current and accumulated earnings and profits allocable to the distribution, and then as a recovery of basis to the extent of the holder’s tax basis in his or her shares, and finally as gain from the sale of stock.

Whether a holder who receives cash in lieu of fractional shares will have a meaningful reduction in ownership will depend on all of the facts and circumstances existing at and around the time of the Reverse Stock Split, including the size of the holder’s percentage interest in the Common Stock before and after the Reverse Stock Split.  In this regard, the IRS has indicated in published rulings that any reduction in the percentage interest of a public company stockholder whose relative stock interest is minimal (an interest of less than 1% of the outstanding Company Common Stock should satisfy this requirement) and who exercises no control over corporate affairs should constitute a meaningful reduction in such stockholder’s interest.

For purposes of the above discussion of the bases and holding periods for shares of Common Stock, holders who acquired different blocks of Common Stock at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such stock surrendered in the Reverse Stock Split.

We recommend that stockholders consult their own tax advisors to determine the extent to which their fractional share redemption is treated as a sale of the fractional share or as a distribution under Section 301 of the Code and the tax consequences thereof.

Other Tax Considerations for Stockholders

The state and local tax consequences of the Reverse Stock Split and the Authorized Share Reduction may vary significantly as to each stockholder depending upon the jurisdiction in which such stockholder resides.  Stockholders are urged to consult their own tax advisors regarding the specific tax consequences to them of the Reverse Stock Split and the Authorized Share Reduction, including the applicable federal, state, local and foreign tax consequences, if any.

Information Reporting and Backup Withholding

Payments of cash in lieu of a fractional share of Common Stock made in connection with the Reverse Stock Split may, under certain circumstances, be subject to "backup withholding" (currently at a rate of 28%), unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the IRS.

THE FOREGOING IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS. EACH SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE OR LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Vote Required for Approval and Recommendation of the Board of Directors

This proposal to approve an amendment to the Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split and Authorized Share Reduction requires the affirmative vote of a majority of the outstanding shares entitled to vote at the Annual Meeting.  Therefore, abstentions will be counted as votes against this proposal.  Because this proposal is a discretionary matter, broker non-votes will not result for this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT AND THE AUTHORIZED SHARE REDUCTION.

STOCKHOLDER PROPOSALS OTHER THAN DIRECTOR NOMINATIONS

 Under Rule 14a-8 promulgated under the Exchange Act, in order for business to be properly brought by a stockholder before an annual meeting, our Corporate Secretary must receive, at our corporate office, written notice of the matter not less than 120 days prior to the first anniversary of the date our proxy statement was released to stockholders in connection with the preceding year’s annual meeting. Thus, proposals of stockholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act must be received at our executive offices on or before January 10, 2013 in order to be considered for inclusion in our proxy statement and proxy card for the 2013 annual meeting.

Our Amended and Restated Bylaws contain additional requirements that must be satisfied for any stockholder proposal made other than under Rule 14a-8. Compliance with these requirements will entitle the proposing stockholder only to present such proposals before the meeting, not to have the proposals included in our proxy statement or proxy card.  See “Stockholder Nominations of Directors” on page 13 of this proxy statement for a summary of the requirements that must be satisfied for any nominations of directors to be brought before an annual meeting of stockholders by a stockholder.

For the 2013 annual meeting of stockholders, for all business other than director nominations, a proposing stockholder’s notice to the Corporate Secretary of the Company must set forth, as to each matter the proposing stockholder proposes to bring before the annual meeting:

●
a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Company, the language of the proposed amendment), and any material interest in such business of such proposing stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and the reasons for conducting such business at the annual meeting;

●
any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act; and

●	as to the proposing stockholder and the beneficial owner, if any, on whose behalf the proposal is made;
●	the name and address of the proposing stockholder as they appear on our books and of the beneficial owner, if any, on whose behalf the proposal is being made;
●
the class and number of shares of the Company which are owned by the proposing stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the proposal is being made, as of the date of the proposing stockholder's notice, and a representation that the proposing stockholder will notify the Company in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

●
a description of any agreement, arrangement or understanding with respect to such proposal between or among the proposing stockholder and/or the beneficial owner, any of their respective affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the proposing stockholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

●
a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the proposing stockholder's notice by, or on behalf of, the proposing stockholder and/or the beneficial owner or any of their respective affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing stockholder or the beneficial owner or any of their respective affiliates or associates with respect to shares of stock of the Company, and a representation that the proposing stockholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

●	a representation that the proposing stockholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting; and
●
a representation whether the proposing stockholder or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to approve the proposal and/or otherwise to solicit proxies or votes from stockholders in support of the proposal.

In addition, any proposal of business must be a proper matter for stockholder action.

In accordance with our Amended and Restated Bylaws, in order to be considered timely, the notice containing the proposal must be received by us not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, stockholder notices of any proposals intended to be considered at the 2013 annual meeting will be deemed timely under our Amended and Restated Bylaws only if received at our executive offices no earlier than February 16, 2013 and no later than March 17, 2013.  However, in the event that the date of the 2013 annual meeting is more than 30 days before or more than 70 days after June 15, 2013, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2013 annual meeting and not later than the close of business on the later of the 90th day prior to the 2013 annual meeting or, if the first public disclosure of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the 2013 annual meeting is first made by us.

Only such proposals as are brought before an annual meeting in accordance with the procedures set forth in our Amended and Restated Bylaws will be eligible to be considered at such annual meeting.  Except as otherwise provided by law, the chairman of the annual meeting shall have the power and duty (a) to determine whether business proposed to be brought before the meeting was made in accordance with the requisite procedures set forth in our Amended and Restated Bylaws, and (b) if any proposed business was not made in compliance with our Amended and Restated Bylaws, to declare that such proposed business shall not be transacted or considered.

The full text of the provisions of our Amended and Restated Bylaws referred to above may be obtained by contacting our Corporate Secretary at 4927 Calloway Dr., Bakersfield, California 93312, on our Internet website at www.tri-valleycorp.com , or on our EDGAR page accessible through the SEC’s web site at www.sec.gov .

Under Rule 14a-4 promulgated under the Exchange Act, if a proponent of a proposal that is not intended to be included in the proxy statement fails to notify us of such proposal at least 45 days prior to the anniversary of the mailing date of the preceding year’s proxy statement, then we will be allowed to use our discretionary voting authority under proxies solicited by us when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. We were not notified of any stockholder proposals to be addressed at our 2012 annual meeting, and will therefore be allowed to use our discretionary voting authority if any stockholder proposals are raised at the meeting.

OTHER BUSINESS

The Board of Directors is not aware of any other matter which may be presented for action at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Paul W. Bateman

Paul W. Bateman Chairman of the Board of Directors

 EXHIBIT A

Certificate of Amendment

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TRI-VALLEY CORPORATION
A Delaware Corporation

TRI-VALLEY CORPORATION, a corporation organized and existing under the laws of the General Corporation Law (the “Corporation”) does hereby certify:

FIRST:  In accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, at a duly held meeting of the Board of Directors of the Corporation, a resolution was adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof at the next annual meeting of stockholders. The resolution setting forth the proposed amendment is a follows:

RESOLVED THAT Article Four of the Amended and Restated Certificate of Incorporation entitled “Capitalization” is hereby amended by deleting the first sentence of the first paragraph in its entirety and replacing it with the following two paragraphs:

“The aggregate number of shares which the corporation shall have authority to issue is __________ shares of Preferred Stock with $0.001 par value and __________ shares of Common Stock with $0.001 par value.

Upon the filing and effectiveness (the "Effective Time") pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each __________ shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation's transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder's Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the  NYSE Amex, LLC as of the date immediately preceding the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

SECOND: That thereafter, pursuant to a resolution of the Board of Directors, the Annual Meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  Said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by ___________, its duly authorized _____________, this ___ day of _______________ 2012.

TRI-VALLEY CORPORATION

By:

TRI-VALLEY CORPORATION
4927 CALLOWAY DR
BAKERSFIELD, CA 93312

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Paul W. Bateman   02 Edward M. Gabriel   03 Henry Lowenstein   04 Loren J. Miller

The Board of Directors recommends you vote FOR proposals 2. and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000140534_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

TRI-VALLEY CORPORATION
Annual Meeting of Stockholders
June 15, 2012 9:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of Tri-Valley Corporation (the "Company") to be held on June 15, 2012, at 9:30 a.m., Pacific Time, at The Four Points Sheraton, 5101 California Avenue, Bakersfield, California 93309, and the Proxy Statement in connection therewith, and hereby nominates, constitutes and appoints Maston N. Cunningham and Gregory L. Billinger, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution and revocation, for and in the name, place, and stead of the undersigned, to vote all stock of the Company which the undersigned is entitled to represent and vote at said Annual Meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as specified on the reverse side.

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares owned, please date, sign, and return this proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

Continued and to be signed on reverse side

0000140534_2 R1.0.0.11699